Exhibit 99.1
For Immediate Release

May 13, 2009

Pacific Asia Petroleum Appoints William E. Dozier To Its Board Of Directors And Chairman Of New Technical/Operating Committee

Mr. Dozier was former Senior V.P. of Business Development and V.P. of Operations at Vintage Petroleum Inc. which was acquired By Occidental Petroleum Corp in 2006 for $3.8 Billion.

Hartsdale, N.Y. May 13, 2009 – Pacific Asia Petroleum, Inc. (OTC BB: PFAP.OB) today announced the appointment of William E. Dozier to its Board of Directors to succeed Laird Q. Cagan.  Mr. Dozier’s appointment will further enrich the Company’s managerial experience, bringing in a wealth of technical and operational expertise at the Board level.

Mr. Dozier has also been named as the Chairman of the Company’s newly formed Technical/Operating Committee.

Mr. Dozier has over 34 years of technical and operational experience in the US and the international oil and gas industry.

Mr. Dozier held several key executive positions including Senior Vice President – Business Development and Vice President Operations, during his 13-year career at Vintage Petroleum, Inc. (a large publicly-traded independent oil and gas company), which was acquired by Occidental Petroleum for $3.8 billion in 2006.  At Vintage, Mr. Dozier demonstrated his outstanding leadership in a wide spectrum of business activities in the global oil and gas industry, including the acquisition and establishment of engineering, administrative and field operations for both U.S. and international projects.

Since 2005, Mr. Dozier has served as an independent consultant and President of Extex Consulting, Inc. and since 2005 continues to sit on the Board of Evolution Petroleum Corporation, a Houston-based public company involved in the acquisition, exploitation, development, and production of crude oil and natural gas resources.

Commenting on the addition to the Board, President and CEO, Frank C. Ingriselli said, “We are very grateful for Mr. Cagan’s contributions to Pacific Asia’s success over the last two years.  His decision to step down in order to permit the appointment of Mr. Dozier has facilitated the addition to the Company of a proven international oil and gas industry executive who will bring immediate operational and technical skills to our Board and the newly formed Technical/Operating Committee. This comes at a crossroads for our Company as we execute on our business plan and bring several of our projects into the commercialization phase and the commencement of production. An expert on the Board and our new Committee of Mr. Dozier’s caliber will bring immediate benefits to the Company, by leaning on his cross-functional international leadership and experience.”

For more information on Mr. Dozier’s biography, please visit Pacific Asia Petroleum’s website at www.papetroleum.com

About Pacific Asia Petroleum, Inc.:

Pacific Asia Petroleum, Inc. engages in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries, with a specific focus on developing a broad range of energy opportunities, including clean and environmentally-friendly natural gas ventures, in China.  The company’s executive offices are located in Hartsdale, New York, and the company also has offices located in Beijing, China and California.

Media Contact:
Pacific Asia Petroleum, Inc.
Bonnie Tang
bonnietang@papetroleum.com

250 East Hartsdale Ave.
Hartsdale, NY 10530
914-472-6070
www.papetroleum.com

Investor Relations Contact:
Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941

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